Exhibit 99.1

                           HIGHLANDS BANKSHARES, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                               AUTHORIZATION FORM


         To participate in the Highlands Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan, please complete and sign the reverse side of this authorization form and return it in the envelope provided to:

                           Highlands Bankshares, Inc.
                                  P.O. Box 1128
                          Abingdon, Virginia 24212-9977

         This Authorization Form will authorize Highlands Bankshares, Inc. to pay to Highlands Union Bank, as your agent, all or a portion of the regular dividends that you receive on shares of Common Stock of Highlands Bankshares, Inc., to be used together with any voluntary cash contributions that you may make to purchase additional shares of Common Stock of Highlands Bankshares, Inc.

         Completion and return of this Authorization Form authorizes your enrollment in the Highlands Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan. Do not return this form unless you wish to participate in the Plan.
          _
         |_| Full Common Stock Dividend Reinvestment and Optional Cash Purchases - If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock held by you, as well as on the shares of Common Stock credited to your Plan account. In addition, you authorize the purchase of additional shares of Common Stock with voluntary cash payments of not less than $100 per payment, up to a maximum of $5,000 per calendar quarter, made by you at any time.
          _
         |_| Partial Dividend Reinvestment and Optional Cash Purchases - If you check this option, you authorize the purchase of additional shares of Common Stock with (i) the cash dividends on _____% of the shares (e.g., 25%, 50%, 75%) of Common Stock held by you and (ii) the cash dividends on all of the shares of Common Stock credited to your Plan account. In addition, you authorize the purchase of additional shares of Common Stock with voluntary cash payments of not less than $100 per payment, up to a maximum of $5,000 per calendar quarter, made by you at any time.
          _
         |_| Optional Cash Purchases Only - If you check this option, you authorize only the purchase of additional shares of Common Stock with voluntary cash payments of not less than $100 per payment, up to a maximum of $5,000 per calendar quarter, made by you at any time.

         Note: Checks submitted for Optional Cash Purchases of stock must be received not less than five business days prior to the date that the purchases will be made. (See Prospectus for details.)


                               [CONTINUED ON BACK]

         I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan as described in the Prospectus that accompanied this Authorization Form and that I may revoke this authorization at any time by notifying Highlands Union Bank, in writing, of my desire to terminate my participation.

         Please return this Authorization Form in the envelope provided to:
Highlands Bankshares, Inc., P.O. Box 1128, Abingdon, Virginia 24212-9977.




_____________________________________      _____________________________________
     Printed Name (as it appears                         Signature
       on stock certificate)


                                           _____________________________________
                                                         Signature

If shares are held jointly, all
holders must sign. If signing as
Attorney, Administrator,  Executor,
Signature Guardian or Trustee,
please add your title as such.
                                           Dated: ____/____/____